Exhibit 4.1

Conformed Copy

PACIFIC ENERGY PARTNERS, L.P.

PACIFIC ENERGY FINANCE CORPORATION

and

the Guarantors named herein

7 1/8% SENIOR NOTES DUE 2014

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF

MARCH 3, 2005

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

        This FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 3, 2005, is by and among Pacific Energy Partners, L.P., a Delaware limited partnership (the "Company"), Pacific Energy Finance Corporation, a Delaware corporation ("Finance Corp." and, together with the Company, the "Issuers"), the guarantors listed on the signature pages hereof (each, a "Guarantor" and, collectively, the "Guarantors"), and Wells Fargo Bank, National Association, as trustee (the "Trustee").

RECITALS

        WHEREAS, the Issuers, the Guarantors and the Trustee entered into an indenture, dated as of June 16, 2004 (the "Indenture"), pursuant to which the Company issued $250,000,000 in aggregate principal amount of 7 1/8% Senior Notes due 2014 (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding, the Issuers, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing any provisions of the Indenture (with certain exceptions not relevant to this Supplemental Indenture); and

        WHEREAS, the Issuers and the Guarantors desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture; and

        WHEREAS, the Issuers have been soliciting consents to execute this Supplemental Indenture upon the terms and subject to the conditions set forth in the Issuer's Consent Solicitation Statement dated January 28, 2005 and the related Consent Letter (which together, including any amendments, modifications or supplements thereto, constitute the "Consent Solicitation"); and

        WHEREAS, the Issuers (1) have received the consent of the Holders of a majority in principal amount of the outstanding Notes, (2) have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers' Certificate and Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 11.04 of the Indenture, and (3) have satisfied all other conditions required under Article 11 of the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Supplemental Indenture;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE 1
AMENDMENTS

        Section 1.01.    The definition of "Change of Control" contained in Section 1.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

        "Change of Control" means the occurrence of any of the following:

        (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and not including any disposition to Lehman), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

        (2)   the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company;

        (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners identified in clause (1) of the definition of Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof; or

        (4)   the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days thereof.

        Notwithstanding anything to the contrary contained in this Indenture, neither the Acquisition nor any of the transactions contemplated by the Acquisition Agreement, whether or not followed by a rating decline within 90 days thereof, shall constitute a "Change of Control."

        Section 1.02.    The definition of "Continuing Directors" contained in Section 1.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the General Partner who:

        (1)   was a member of such Board of Directors on the close of business on the date of the closing of the Acquisition; or

        (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        Section 1.03.    The definition of "General Partner" contained in Section 1.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

        "General Partner" means Pacific Energy GP, LLC, a Delaware limited liability company, its successor by conversion and its successors and permitted assigns as general partner of the Company or as the business entity with the ultimate authority to manage the business and operations of the Company.

        Section 1.04.    The definition of "Qualifying Owners" contained in Section 1.1 of the Indenture is hereby amended and restated in its entirety to read as follows.

        "Qualifying Owners" means (1) the significant owners of the ultimate parent company of the General Partner at the close of business on the date of the closing of the Acquisition, including, without limitation, Lehman and its affiliates (together with any Affiliate transferees thereof); and (2) any transferee of any of the foregoing to the extent such transferee is approved by a majority of the ownership interests of the then-existing Qualifying Owners (other than the transferor) or any Affiliate of the foregoing.

        Section 1.05.    Section 4.11(2)(b)(4) of the Indenture is hereby amended and restated in its entirety to read as follows.

          Section 4.11 Limitation on Transactions with Affiliates.

        (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a written opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

          (4)   transactions effective in accordance with the terms of (a) agreements disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (including the exhibits thereto) that are also identified in Annex C to this Indenture, in each case as such agreements are in effect on the date of this Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced and (b) the Acquisition Agreement and the transactions contemplated thereby.

        Section 1.06.    Section 1.1 of the Indenture is hereby amended by adding the following:

        "Acquisition" means the sale by The Anschutz Corporation of its 10,465,000 subordinated units representing a 34.6% limited partner interest in the Company and the sale by PPS Holding Company of all of the outstanding common stock of Pacific Energy GP, Inc. to a new entity, LB Pacific, LP, formed by Lehman Brothers Merchant Banking Group.

        "Acquisition Agreement" means the agreement, dated October 29, 2004, by and among The Anschutz Corporation, PPS Holding Company and Lehman, including any permitted assignees, as such agreement may be amended from time to time.

        "PPS Holding Company" means PPS Holding Company, a Delaware corporation, and its successors.

        "Lehman" means Lehman Brothers Inc., a Delaware corporation, its affiliates and related funds.

        "LB Pacific, LP" means LB Pacific, LP, a Delaware limited partnership, its affiliates and related funds.

ARTICLE 2
INCORPORATION, EFFECTIVENESS AND APPLICABILITY

        Section 2.01.    This Supplemental Indenture is hereby incorporated in the Indenture, does and shall be deemed to form a part of, and shall be construed in connection with, the Indenture for any and all purposes.

        Section 2.02.    This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only immediately prior to the Acquisition (as such term is defined in the Consent Solicitation Statement), and Pacific will not have the right to take actions permitted by this Supplemental Indenture unless and until the Acquisition (as defined above) has closed.

        Section 2.03.    From this date, in accordance with Section 4.13 or 10.03 and by executing this Supplemental Indenture, the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

        Section 2.04.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

        Section 2.05.    Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

ARTICLE 3
MISCELLANEOUS

        Section 3.01.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

        Section 3.02.    The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

        Section 3.03.    This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        Section 3.04.    This Supplemental Indenture may be signed in and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        Section 3.05.    The Section headings herein are for convenience only and shall not affect the construction thereof.

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        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PACIFIC ENERGY PARTNERS, L.P.
By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
PACIFIC ENERGY FINANCE CORPORATION
By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
PACIFIC ENERGY GROUP LLC
By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
PEG CANADA GP LLC
By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
PEG CANADA, L.P.
By:	PEG Canada GP LLC, its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer

ROCKY MOUNTAIN PIPELINE SYSTEM LLC
By:	Pacific Energy Group LLC, its sole member
	By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
RANCH PIPELINE LLC
By:	Pacific Energy Group LLC, its sole member
	By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
PACIFIC MARKETING AND TRANSPORTATION LLC
By:	Pacific Energy Group LLC, its sole member
	By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
	By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk, Senior Vice President, Chief Financial Officer and Treasurer
WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ MADDY HALL
Name:	Maddy Hall
Title:	Trust Officer